Exhibit 99.1
NRG Energy, Inc. Reports Record Second Quarter Results
Second Quarter 2009 Financial Highlights
▪	$722 million of cash from operations, a 66% increase compared to the second quarter of 2008
▪	$747 million of adjusted EBITDA, excluding mark-to-market (MtM), versus $683 million in the second quarter of 2008
▪	$230 million of adjusted EBITDA produced by Reliant Energy in its first two months of NRG ownership
▪	$2,500 million adjusted EBITDA guidance for 2009, up from $2,175 million
▪	$260 million of net proceeds from MIBRAG sale closed in June
▪	$4,026 million of liquidity as of June 30, 2009, up $939 million from March 31, 2009
PRINCETON, NJ; July 30, 2009—NRG Energy, Inc. (NYSE: NRG) today reported net income for the three months ended June 30, 2009 of $433 million, or $1.56 per diluted common share, compared to $127 million, or $0.48 per diluted common share, for the second quarter last year. The current quarter’s results benefited both from the May 1, 2009 acquisition of Reliant Energy, which contributed $233 million in after tax income in its first two months of NRG ownership, and from a $128 million after-tax gain on the sale of MIBRAG. Last year’s second quarter net income included a $168 million after-tax gain on the sale of Itiquira Energetica S.A., or ITISA. Income from continuing operations before taxes was $582 million during the second quarter of 2009, a $676 million increase over the $94 million loss in the second quarter of 2008. The increase in income from continuing operations, in addition to Reliant Energy’s contribution, is primarily attributed to $118 million in unrealized mark-to-market (MtM) gains in the current quarter compared with $533 million in unrealized MtM losses in the second quarter of 2008. Operating expenses for the second quarter of 2009 included $4 million in Exelon defense costs, $21 million of acquisition costs and $2 million of integration costs associated with the Company’s acquisition and integration of Reliant Energy.
Net income for the first half of 2009 was $631 million or $2.27 per diluted common share, compared to $176 million or $0.63 per diluted common share, for the same period last year. Income from continuing operations before taxes was $1,078 million for the first half of 2009, a $1,073 million increase from $5 million in the first half of 2008. The increase in 2009 reflects the $389 million of unrealized MtM gains in the first half compared to $693 million of unrealized MtM losses in the first half of 2008. Operating expenses for the first six months of 2009 included $9 million in Exelon defense costs, $33 million of acquisition costs and $2 million of integration costs associated with the Company’s acquisition of Reliant Energy.
Adjusted EBITDA, excluding MtM impacts, was $747 million for the second quarter of 2009 compared to $683 million in the second quarter of 2008. The $64 million quarter-over-quarter increase was driven by Reliant Energy’s adjusted EBITDA contribution of $230 million in 2009 offset by a $166 million decrease in the wholesale portfolio, primarily the Texas Region. For the first half of 2009 and 2008, adjusted EBITDA was approximately $1.2 billion for both years as the inclusion of Reliant Energy’s results offset lower power prices and generation across the wholesale fleet in 2009.
Cash flow from operations was $722 million for the six months ended June 30, 2009, a $286 million increase from the same period in 2008. The return of collateral posted last year due to higher gas and power prices in the first half of 2008 coupled with the normal roll off of existing commercial trade positions was the primary contributor to the increase. The first half of 2009’s strong operating cash flows added to the Company’s record liquidity level providing the foundation for our recently increased $500 million share buyback program.
Plant operations continued to deliver strong performance during 2009 as baseload equivalent availability factor (EAF), improved to 90.4% from 89.0% in the second quarter of 2008. Newly constructed control systems on Huntley 67 & 68 and Dunkirk 3 & 4 are operating as planned. NRG’s baseload operations met the record June power demand in the ERCOT market by achieving an EAF of 99% and net capacity factor of 96%. Additionally, NRG’s Cedar Bayou unit 4 repowering project achieved commercial operation in June and was immediately available to help meet the increased power demand in ERCOT by achieving 99% availability and an 82% capacity factor.
Total generation, however, declined 13% and 20% in our baseload and gas fleets respectively, driven by the economic slowdown, an unseasonably cool start to summer in the Northeast, lower natural gas prices, and the scheduled outages to install environmental back-end controls at Dunkirk. These conditions were partially offset by the warm dry weather in Texas which led to the record power demand in ERCOT.
“Exceptional execution across all phases of the Company’s business enabled us to overcome economic headwinds and achieve both record first half financial results and significant enhancements to NRG’s business platform,” commented David Crane, NRG President and Chief Executive Officer. “We are now focused intently on achieving an even stronger financial result in the second half of 2009.”
Regional Segment Review of Results
Table 1: Three Months Income (Loss) from Continuing Operations before Income Taxes

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/09	6/30/08	6/30/09	6/30/08

Reliant Energy	414	—	414	—
Texas	107	14	485	81
Northeast	42	(45)	253	14
South Central	(9)	(6)	(8)	33
West	19	13	16	25
International	128	23	142	47
Thermal	0	2	4	7
Corporate (1)	(119)	(95)	(228)	(202)

Total	582	(94)	1,078	5

Less: MtM forward position accruals (2)	(38)	(195)	307	(310)
Add: Prior period MtM reversals (3)	(193)	15	(176)	25
Less: Hedge ineffectiveness(4)	(3)	(333)	1	(378)

Total, net of MtM Impacts	430	449	594	718

(1)	Includes net interest expense of $116 million and $84 million for the second quarter of 2009 and 2008, and $197 million and $178 million for the first six months 2009 and 2008, respectively; and Exelon Defense and Reliant Integration costs of $27 million for the second quarter of 2009, and $44 million for the first six months of 2009.

(2)	Represents net MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents ineffectiveness gains/(losses) due to a change in correlation, predominately between natural gas and power prices, on economic hedges that qualify for hedge accounting treatment.
Table 2: Adjusted EBITDA, net of MtM impacts

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/09	6/30/08	6/30/09	6/30/08

Reliant Energy	230	—	230	—
Texas	346	515	666	807
Northeast	117	113	223	245
South Central	24	18	53	81
West	14	18	16	35
International	15	23	38	47
Thermal	7	6	13	15
Corporate	(6)	(10)	(15)	(22)

Adjusted EBITDA, net of MtM(1)	747	683	1,224	1,208

(1)	Excludes net domestic forward MtM gains/(losses), reversal of prior period net MtM gains/(losses) and hedge ineffectiveness gains/(losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.
MtM Impacts of Hedging Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation and to fulfill Reliant Energy’s supply requirements. Although these transactions are predominantly economic hedges of our generation portfolio and load requirements, a portion of these forward sales and purchases are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. For the second quarter of 2009, we recorded a $152 million forward net MtM gain representing the net difference between the fair value of our economic hedges and the $193 million reversal of previously recognized unrealized losses on settled positions. In the second quarter of 2008, there were $543 million net domestic MtM losses caused by a period of increasing power and natural gas prices and $333 million associated with ineffectiveness of cash flow hedges.
During the first half of 2009 we recognized $484 million of MtM gains with $307 million associated with economic hedges that increased in value due to falling gas and power prices. In contrast, the first half of 2008 experienced $713 million in net MtM losses of which $378 million was driven by ineffectiveness of cash flow hedges. The sharp increase in the market price of natural gas caused the forward MtM losses and ineffectiveness in 2008, primarily during the second quarter. Power prices rose across all of NRG’s regions during the 2008 quarter, but at a slower rate than natural gas prices, resulting in the hedge ineffectiveness during the period.
Reliant Energy: The results for Reliant Energy include operations for the last two months of the quarter as NRG closed the acquisition of Reliant Energy on May 1, 2009. During the quarter, Reliant Energy’s adjusted EBITDA totaled $230 million driven by strong margins across the retail segment and accompanied by high customer usage from warmer weather, which was slightly offset by a decrease in customer count. The solid second quarter margins are a result of the lag between falling energy supply costs, driven by the significant decline in natural gas prices since mid 2008. Immediately after closing the transaction, Reliant Energy lowered prices by 10% on select residential customer segments, and in June announced another rate reduction of up to 20% for residential customers on month-to-month flex plans. Total revenues, excluding contract amortization, for the quarter were $1,250 million on 10,431 GWh sold to both Commercial and Industrial and to Mass customers. Cost of energy, excluding unrealized gains and losses on derivative contracts for energy supply, totaled $930 million, resulting in a gross margin of $320 million. Other operating expenses incurred during the quarter totaled $90 million and included $25 million of expenses associated with the call center; billing, credit and collections; $40 million of selling, general and administrative expense; $16 million of gross receipts tax; and $9 million of bad debt expense.
Texas: Texas adjusted EBITDA for the second quarter of 2009 decreased by $169 million to $346 million compared to the second quarter of 2008. During 2008, the region benefited from higher natural gas prices and heat rates caused by congestion between zones. Further realized power prices were $17/MWh higher along with 342,000 more MWh sold resulting in $114 million higher energy margins in the second quarter in 2008 versus 2009. Emission sales allocated to the Texas region were $10 million higher during the second quarter of 2008 compared to 2009. In addition, during the second quarter of 2008, CPS reimbursed NRG for $7 million of development costs associated with STP 3&4 that were included in last year’s EBITDA.
Northeast: The Northeast region’s adjusted EBITDA for the second quarter of 2009 was $117 million, a $4 million increase compared to the same quarter in 2008. Energy margins were $13 million higher in 2009 as the contributions realized from our hedging program and contract revenue more than offset lower market prices and reduced generation. Generation in the second quarter of 2009 was 50% lower compared to 2008 resulting in a $39 million decrease to energy margin. This was offset by an increase of $24 million in contract revenue due to lower cost to serve load obligations and a $29 million increase in realized margin per MWh due to the portfolio hedging.
South Central: The region’s adjusted EBITDA for the second quarter of 2009 was $24 million, a $6 million increase compared to the same quarter in 2008. The gain in EBITDA was driven by decreases in maintenance costs of $4 million and general and administrative costs of $2 million. Maintenance expenses were down as the spring outage in 2009 was on Big Cajun unit 3, a jointly owned unit with Entergy where costs are shared, while the 2008 spring outage was on unit 1. Decreases in generation, contract revenue, and merchant sales were essentially offset by gains from reduced purchased power expenses and unrealized MtM gains related to the expected physical merchant sales in the region.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

	June 30,	March 31,	December 31,
($ in millions)	2009	2009	2008

Cash and cash equivalents	$2,282	$1,188	$1,494
Funds deposited by counterparties	468	1,275	754
Restricted cash	19	17	16

Total Cash	$2,769	$2,480	$2,264
Letter of credit availability	784	884	860
Revolver availability	941	1,000	1,000

Total Liquidity	$4,494	$4,364	$4,124
Less: Funds deposited as collateral by hedge counterparties	(468)	(1,277)	(760)

Total Current Liquidity	$4,026	$3,087	$3,364

Total liquidity, excluding counterparty collateral received, increased $939 million to over $4 billion during the second quarter driven by a $1.1 billion increase in cash and cash equivalents offset by a $159 million reduction in synthetic and revolver credit facilities. The increase in cash and cash equivalents during the quarter was principally driven by $678 million in cash proceeds from the issuance of the Company’s 8.5% senior notes due in 2019, $260 million in net proceeds from the sale of MIBRAG, and a $50 million capital contribution from Toshiba to Nuclear Innovation North America (NINA). These cash inflows were offset by the $288 million acquisition of Reliant Energy as well as $63 million for the first reimbursement to RRI Energy for the net working capital acquired. NRG’s synthetic letter of credit facility was lower due to issuing $81 million in support of the equity bridge loan associated with the GenConn financing. The $59 million letter of credit posting from the revolver credit facility during the quarter was related to the tax-exempt bonds issued to help finance the environmental capital expenditures at Dunkirk.
The Merrill Lynch credit sleeve that is used to support Reliant’s liquidity requirements is expected to be replaced through the use of existing liquidity in the late third quarter or early fourth quarter of 2009. At that time NRG anticipates using a portion of the $678 million cash proceeds from the second quarter senior notes issuance to provide for Reliant’s liquidity needs.
Funds deposited by counterparties consist of cash received from hedge counterparties in support of energy risk management activities, and it is the Company’s intention to limit the use of these funds. Depending on market fluctuations and the settlement of the underlying contracts, NRG will refund these funds to the hedge counterparties as the underlying positions settle. The decrease to $468 million resulted primarily from the novation of collateral positions to Merrill Lynch shortly after the Reliant Energy acquisition in order to reduce the collateral support under the Merrill Lynch amended credit sleeve agreement.
FORNRG Update — Accomplishes 2009 Goal Ahead of Schedule
FORNRG 2.0 targets a 100 basis point improvement in the Company’s Return on Invested Capital, or ROIC, by 2012. The improvements are expected to be accomplished by a combination of higher earnings and efficiencies in invested capital. The 2009 goal is a 20 basis point improvement in ROIC. As of June 30, 2009, NRG had exceeded its 2009 goal by achieving a 23 basis point improvement through improved plant operating performance coupled with projects undertaken by corporate functions that included accelerating the ability to utilize tax loss carry-forwards and the sale of non-strategic assets.
2009 Share Repurchase Plan
Given the combination of record financial performance and record liquidity level at June 30, 2009, the Board of Directors approved an increase to the Company’s previously authorized common share repurchases under our 2009 Capital Allocation Plan from the existing $330 million to $500 million. The Company intends to complete the common share repurchases over the balance of the year.
RepoweringNRG
In May 2009, GenConn Energy, a 50-50 joint venture between NRG and The United Illuminating Company, began construction of a 200 MW peaking power plant at NRG’s Devon site in Milford, Connecticut scheduled to be in operation in the summer of 2010. Previously GenConn Energy announced a $534 million project financing for two 200 MW projects, including the project at the Devon Site. The second project will be at NRG’s Middletown station with construction scheduled to begin in the first quarter of 2010 and commercial operation expected to begin in the summer of 2011.
On June 1, 2009, NRG completed an agreement with eSolar to acquire the development rights for up to 465 MW of solar thermal power plants. On June 11, 2009 NRG announced the execution of a power purchase agreement for 92 MW with El Paso Electric for a facility in southern New Mexico. This was followed on June 25, 2009, when NRG entered into a power purchase agreement with PG&E for a 92 MW project near Lancaster, CA.
On June 24, 2009, NRG and Optim Energy completed construction on budget and on time – in less than 24 months – and began commercial operation of a new 550 MW natural gas-fueled combined cycle generation unit at NRG’s Cedar Bayou Generating Station in Chambers County, Texas.
Earnings Conference Call
On July 30, 2009, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity—enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.6 million residential, business, commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, the timing and completion of RepoweringNRG projects, the 2009 Capital Allocation Plan and expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, acquisitions, dispositions and other development projects as well as the 2009 Capital Allocation Plan, share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, July 30, 2009 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	David Klein
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.824.6445	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30		Six months ended June 30
(In millions, except for per share amounts)	2009	2008	2009	2008

Operating Revenues
Total operating revenues	$2,237	$1,316	$3,895	$2,618

Operating Costs and Expenses
Cost of operations	1,242	1,011	2,008	1,815
Depreciation and amortization	213	161	382	322
Selling, general and administrative	131	83	214	158
Acquisition related transaction and integration costs	23	—	35	—
Development costs	9	4	22	16

Total operating costs and expenses	1,618	1,259	2,661	2,311
Operating Income	619	57	1,234	307

Other Income/(Expense)
Equity in earnings/(losses) of unconsolidated affiliates	5	(19)	27	(23)
Gain on sale of equity method investment	128	—	128	—
Other (loss)/income, net	(11)	12	(14)	21
Interest expense	(159)	(144)	(297)	(300)

Total other expense	(37)	(151)	(156)	(302)

Income/(Losses) From Continuing Operations Before Income Taxes	582	(94)	1,078	5
Income tax expense/(benefit)	150	(53)	448	1

Income/(Losses) From Continuing Operations	432	(41)	630	4
Income from discontinued operations, net of income taxes	—	168	—	172

Net Income	432	127	630	176
Less: Net loss attributable to noncontrolling interest	(1)	—	(1)	—

Net income attributable to NRG Energy, Inc.	433	127	631	176

Dividends for preferred shares	7	14	21	28

Income Available for NRG Energy, Inc. Common Stockholders	$426	$113	$610	$148

Earnings per share attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	253	236	245	236
Income/(losses) from continuing operations per weighted average common share — basic	$1.68	$(0.23)	$2.49	$(0.10)
Income from discontinued operations per weighted average common share — basic	—	0.71	—	0.73

Net Income per Weighted Average Common Share — Basic	$1.68	$0.48	$2.49	$0.63

Weighted average number of common shares outstanding — diluted	275	236	275	236
Income/(losses) from continuing operations per weighted average common share — diluted	$1.56	$(0.23)	$2.27	$(0.10)
Income from discontinued operations per weighted average common share — diluted	—	0.71	—	0.73

Net Income per Weighted Average Common Share — Diluted	$1.56	$0.48	$2.27	$0.63

Amounts attributable to NRG Energy, Inc.:
Income/(losses) from continuing operations, net of income taxes	$433	$(41)	$631	$4
Income from discontinued operations, net of income taxes	—	168	—	172

Net Income	$433	$127	$631	$176

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2009	December 31, 2008
(In millions, except shares)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$2,282	$1,494
Funds deposited by counterparties	468	754
Restricted cash	19	16
Accounts receivable, less allowance for doubtful accounts of $12 and $3, respectively	1,186	464
Inventory	530	455
Derivative instruments valuation	4,394	4,600
Cash collateral paid in support of energy risk management activities	243	494
Prepayments and other current assets	210	215

Total current assets	9,332	8,492

Property, plant and equipment, net of accumulated depreciation of $2,689 and $2,343, respectively	11,609	11,545

Other Assets
Equity investments in affiliates	363	490
Capital leases and note receivable, less current portion	483	435
Goodwill	1,718	1,718
Intangible assets, net of accumulated amortization of $327 and $335, respectively	2,111	815
Nuclear decommissioning trust fund	316	303
Derivative instruments valuation	1,188	885
Other non-current assets	185	125

Total other assets	6,364	4,771

Total Assets	$27,305	$24,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$453	$464
Accounts payable	857	451
Derivative instruments valuation	4,196	3,981
Deferred income taxes	46	201
Cash collateral received in support of energy risk management activities	468	760
Accrued expenses and other current liabilities	618	724

Total current liabilities	6,638	6,581

Other Liabilities
Long-term debt and capital leases	8,294	7,697
Nuclear decommissioning reserve	292	284
Nuclear decommissioning trust liability	217	218
Deferred income taxes	1,564	1,190
Derivative instruments valuation	906	508
Out-of-market contracts	378	291
Other non-current liabilities	914	669

Total non-current liabilities	12,565	10,857

Total Liabilities	19,203	17,438

3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	406	853
Common stock	3	3
Additional paid-in capital	4,561	4,350
Retained earnings	3,033	2,423
Less treasury stock, at cost — 17,200,777 and 29,242,483 shares, respectively	(532)	(823)
Accumulated other comprehensive income	372	310
Noncontrolling interest	12	7

Total Stockholders’ Equity	7,855	7,123

Total Liabilities and Stockholders’ Equity	$27,305	$24,808

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Six months ended June 30,	2009	2008

Cash Flows from Operating Activities
Net income	$631	$176
Adjustments to reconcile net income to net cash provided by operating activities
Distributions and equity in (earnings)/losses of unconsolidated affiliates	(27)	32
Depreciation and amortization	382	322
Provision for bad debts	9	—
Amortization of nuclear fuel	19	30
Amortization of financing costs and debt discount/premiums	21	19
Amortization of intangibles and out-of-market contracts	15	(147)
Changes in deferred income taxes and liability for unrecognized tax benefits	445	96
Changes in nuclear decommissioning trust liability	15	17
Changes in derivatives	(368)	669
Changes in collateral deposits supporting energy risk management activities	245	(328)
(Gain)/loss on sale of assets	(1)	2
Gain on sale of equity method investment	(128)	—
Gain on sale of discontinued operations	—	(270)
Gain on sale of emission allowances	(9)	(42)
Gain recognized on settlement of pre-existing relationship	(31)	—
Amortization of unearned equity compensation	13	14
Changes in option premiums collected, net of acquisition	(270)	99
Cash used by changes in other working capital, net of acquisition	(239)	(253)

Net Cash Provided by Operating Activities	722	436

Cash Flows from Investing Activities
Acquisition of Reliant Energy, net of cash acquired	(345)	—
Capital expenditures	(374)	(409)
Increase in restricted cash, net	(3)	(1)
(Increase)/decrease in notes receivable	(11)	21
Purchases of emission allowances	(52)	(4)
Proceeds from sale of emission allowances	15	61
Investments in nuclear decommissioning trust fund securities	(172)	(285)
Proceeds from sales of nuclear decommissioning trust fund securities	157	269
Proceeds from sale of discontinued operations and assets, net of cash divested	—	229
Proceeds from sale of assets, net	6	14
Proceeds from sale of equity method investment	284	—
Other investment	(5)	—
Equity investment in unconsolidated affiliates	—	(17)

Net Cash Used by Investing Activities	(500)	(122)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(21)	(28)
Payment of financing element of acquired derivatives	(22)	(28)
Payment for treasury stock	—	(55)
Proceeds from issuance of common stock, net of issuance costs	—	8
Proceeds from sale of noncontrolling interest in subsidiary	50	50
Proceeds from issuance of long-term debt	820	10
Payment of deferred debt issuance costs	(29)	(2)
Payments for short and long-term debt	(233)	(188)

Net Cash Provided by/(Used by) Financing Activities	565	(233)

Change in cash from discontinued operations	—	43
Effect of exchange rate changes on cash and cash equivalents	1	7

Net Increase in Cash and Cash Equivalents	788	131
Cash and Cash Equivalents at Beginning of Period	1,494	1,132

Cash and Cash Equivalents at End of Period	$2,282	$1,263

Appendix Table A-1: Second Quarter 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total
Net Income (Loss)	233	99	42	(9)	19	125	0	(76)	433

Plus:

Income Tax	181	9	—	—	—	3	—	(43)	150

Interest Expense	14	(1)	13	12	—	4	2	105	149

Amortization of Finance Costs	—	—	—	—	—	—	—	8	8

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	—	3	3

Depreciation Expense	43	117	30	17	2	—	3	1	213

ARO Accretion Expense	—	1	1	—	—	—	—	—	2

Amortization of Power Contracts	75	(17)	—	(5)	—	—	—	—	53

Amortization of Fuel Contracts	(13)	3	—	—	—	—	—	—	(10)

Amortization of Emission Allowances	—	10	—	—	—	—	—	—	10

EBITDA	533	221	86	15	21	132	5	(2)	1,011

Exelon Defense Costs	—	—	—	—	—	—	—	4	4
Reliant Energy Transaction and Integration Costs	—	—	—	—	—	—	—	23	23

Currency Loss on MIBRAG Sale Proceeds	—	—	—	—	—	20	—	—	20
Settlement of Pre-Existing Contract with Reliant Energy	—	—	—	—	—	—	—	(31)	(31)

Gain on Sale of Equity Method Investments	—	—	—	—	—	(128)	—	—	(128)

Adjusted EBITDA	533	221	86	15	21	24	5	(6)	899

Less: MtM forward position accruals	93	(120)	(17)	(9)	7	9	(1)	—	(38)

Add: Prior period MtM reversals	(210)	3	13	—	—	—	1	—	(193)

Less: Hedge Ineffectiveness	—	(2)	(1)	—	—	—	—	—	(3)

Adjusted EBITDA, excluding MtM	230	346	117	24	14	15	7	(6)	747

Appendix Table A-2: Second Quarter 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income (Loss)	13	(45)	(6)	13	186	2	(36)	127

Plus:

Income Tax	1	—	—	—	5	—	(59)	(53)

Interest Expense	32	14	12	1	—	2	73	134

Amortization of Finance Costs	—	—	—	—	—	—	5	5

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	6	6

Depreciation Expense	113	25	17	3	—	2	1	161

ARO Accretion Expense	1	(1)	—	1	—	—	—	1

Amortization of Power Contracts	(83)	—	(5)	—	—	—	—	(88)

Amortization of Fuel Contracts	5	—	—	—	—	—	—	5

Amortization of Emission Allowances	10	—	—	—	—	—	—	10

EBITDA	92	(7)	18	18	191	6	(10)	308

(Income)/loss from Discontinued Operations	—	—	—	—	(168)		—	(168)

Adjusted EBITDA	92	(7)	18	18	23	6	(10)	140

Less: MtM forward position accruals	(101)	(94)	—	—	—	—	—	(195)

Add: Prior period MtM reversals	9	6	—	—	—	—	—	15

Less: Hedge Ineffectiveness	(313)	(20)	—	—	—	—	—	(333)

Adjusted EBITDA, excluding MtM	515	113	18	18	23	6	(10)	683

Appendix Table A-3: Year-to-date June 30, 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant
(dollars in millions)	Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income (Loss)	233	316	253	(8)	16	137	4	(320)	631

Plus:

Income Tax	181	170	—	—	—	5	—	92	448

Interest Expense	14	28	26	24	1	4	3	176	276

Amortization of Finance Costs	—	—	—	—	—	—	—	14	14

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	—	7	7

Depreciation Expense	43	234	59	34	4	—	5	3	382

ARO Accretion Expense	—	2	1	—	1	—	—	—	4

Amortization of Power Contracts	75	(32)	—	(11)	—	—	—	—	32

Amortization of Fuel Contracts	(13)	3	—	—	—	—	—	—	(10)

Amortization of Emission Allowances	—	19	—	—	—	—	—	—	19

EBITDA	533	740	339	39	22	146	12	(28)	1,803

Exelon Defense Costs	—	—	—	—	—	—	—	9	9
Reliant Energy Transaction and Integration Costs	—	—	—	—	—	—	—	35	35

Currency Loss on MIBRAG Sale Proceeds	—	—	—	—	—	20	—	—	20
Settlement of Pre-Existing Contract with Reliant Energy	—	—	—	—	—	—	—	(31)	(31)

Gain on Sale of Equity Method Investments	—	—	—	—	—	(128)	—	—	(128)

Adjusted EBITDA	533	740	339	39	22	38	12	(15)	1,708

Less: MtM forward position accruals	93	85	136	(14)	6	—	1	—	307

Add: Prior period MtM reversals	(210)	12	20	—	—	—	2	—	(176)

Less: Hedge Ineffectiveness	—	1	—	—	—	—	—	—	1

Adjusted EBITDA, excluding MtM	230	666	223	53	16	38	13	(15)	1,224

Appendix Table A-4: Year-to-date June 30, 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income (Loss)	50	14	33	25	210	7	(163)	176

Plus:

Income Tax	31	—	—	—	9	—	(39)	1

Interest Expense	62	28	25	4	—	3	158	280

Amortization of Finance Costs	—	—	—	—	—	—	11	11

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	9	9

Depreciation Expense	226	51	34	4	—	5	2	322

ARO Accretion Expense	1	—	—	2	—	—	—	3

Amortization of Power Contracts	(146)	—	(11)	—	—	—	—	(157)

Amortization of Fuel Contracts	2	—	—	—	—	—	—	2

Amortization of Emission Allowances	20	—	—	—	—	—	—	20

EBITDA	246	93	81	35	219	15	(22)	667

(Income)/loss from Discontinued Operations	—	—	—	—	(172)		—	(172)

Adjusted EBITDA	246	93	81	35	47	15	(22)	495

Less: MtM forward position accruals	(188)	(122)	—	—	—	—	—	(310)

Add: Prior period MtM reversals	16	9	—	—	—	—	—	25

Less: Hedge Ineffectiveness	(357)	(21)	—	—	—	—	—	(378)

Adjusted EBITDA, excluding MtM	807	245	81	35	47	15	(22)	1,208

EBITDA, adjusted EBITDA and adjusted net income are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts or the cash income tax payments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, write downs and gains or losses on the sales of equity method investments; Exelon defense costs, and Texas retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.